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                                                                    Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                          CONNELL LIMITED PARTNERSHIP

                                      AND

                            CONNELL INDUSTRIES, INC.

                                      AND

                           PHILIP METALS (OHIO) INC.

                                      AND

                             PHILIP SERVICES CORP.

                                OCTOBER 10, 1997



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                            ASSET PURCHASE AGREEMENT

     AGREEMENT made on October 10, 1997, between Connell Limited Partnership, a Delaware limited partnership, with an office at One International Place, Boston, Massachusetts, 02110 ("Seller"), Connell Industries Inc., a Delaware corporation with an office at One International Place, Boston, Massachusetts, 02110, ("Connell"), Philip Metals (Ohio) Inc., an Ohio corporation with an office at 100 King Street West, P.O. Box 2440, LCD 1, Hamilton, Ontario, Canada, L8N 4J6 ("Buyer") and Philip Services Corp., an Ontario corporation with an office at 100 King Street West, P.O. Box 2440, LCD 1, Hamilton, Ontario, Canada, L8N 4J6 ("Philip").

     The Luria Brothers Division (the "Division") of Seller is engaged principally in the business of buying, selling and processing ferrous scrap and providing steel mill services (the "Business"). Seller desires to sell and Buyer desires to purchase all of the operating assets of Seller used in connection with the Business upon the terms and conditions set forth below. Philip has agreed to guarantee the obligations of the Buyer pursuant to this Agreement.

                                   ARTICLE I

                          SALE AND PURCHASE OF ASSETS

     Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Assets, as defined in Article III of the Agreement, in the manner and for the consideration set forth in this Agreement.

                                   ARTICLE II

                            CLOSING AND CLOSING DATE

     The closing of this transaction (the "Closing") shall take place at the offices of Lynch Brewer, Hoffman & Sands, 101 Federal Street, 22nd Floor, Boston, Massachusetts, 02110-1800, on October 10, 1997, or on such other date and at such other place as the parties may agree in writing. The date of the Closing is referred to as the "Closing Date".



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                                  ARTICLE III

                               TRANSFER OF ASSETS

     3.01 Transferred Assets. Seller shall, at the Closing, by special warranty deeds and bills of sale and other appropriate documents transfer, sell and assign to Buyer, free and clear of any claim, litigation, proceeding, security interest, lien or encumbrance of any kind or nature whatsoever, except those, if any, which are set forth in and designated as such on the Schedules to this Agreement, all of the properties and assets of every nature and description owned by Seller, or in which Seller has a right, title or interest, and used in connection with the operation of the Business, including, without in any way limiting the generality of the foregoing, (i) the Real Property listed on Schedule 6.08 hereto and all improvements thereon and interest therein, (ii) intentionally deleted (iii) all prepaid expenses of the Business and all accounts receivable of the Business as at the Closing Date, as recorded in the books and records of the Division, (iv) inventories (including raw materials, work in process, and finished goods) and supplies (the "Inventory"),
(v) all patents, trademarks, copyrights, trade names, technologies, drawings, specifications, know-how and other trade secrets owned or controlled by Seller or in which Seller has an interest including but not limited to those described on Schedule 3.01(v) to this Agreement (collectively, referred to as the "Intellectual Property"), (vi) all machinery, equipment, vehicles, furniture and fixtures owned by Seller in relation to the Business, including without limitation those items listed in Schedule 3.01(vi) hereto, (vii) the leases of real estate listed in Schedule 6.09 and leases of personal property as described in Schedule 3.01(vii) hereto, (viii) all agreements, including customer agreements, sales representative agreements, supply contracts, mill service and processing agreements, purchase and sales orders, and collective bargaining agreements including without limitation such agreements described in Schedules 6.13 hereto, (ix) rights to the name "Luria Brothers", (x) the full benefit of all warranties and warranty rights (express and implied) against manufacturers or vendors which apply to any of the Assets and all maintenance contracts on machinery, equipment and the other Assets (to the extent such warranties or contracts are assignable or the benefits thereunder are transferable to the Buyer), (xi) all licenses required under applicable environmental laws for operation of the Business and permits held by Seller in relation to the Business, to the extent transferable, which licenses and


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permits are listed in Schedule 3.01(xi) hereto, and (xii) the business of the
Division, including all books and records relating thereto and the goodwill connected therewith including the customer list of the Division, (collectively called the "Assets"). Notwithstanding the foregoing, there shall be excluded from the Assets those assets listed in Section 3.02 of this Agreement and defined as the Excluded Assets.

     3.02 Excluded Assets. There shall be excluded from the assets of Seller to be transferred to Buyer under this Agreement (the "Excluded Assets"):

          (i) cash

          (ii) a judgment entered into by the Superior Court of the State of Delaware, on November 15, 1996 in the aggregate amount of $1,127,850.21 (including prejudgment and accrued interest thereon) in favor of the Division against CitiSteel, USA. Inc.

          (iii) a judgment entered into by the Superior Court for the State of California, on June 30, 1992, in favour of the Seller against David Greenberg in the amount of $98,720.69 and all accrued interest thereon.

          (iv) those assets listed in Schedule 3.02 to this Agreement.

          (v) the real property and related inventory and equipment of the Seller located at the Modena Property of the Seller as more particularly described in Schedule 3.02 to this Agreement.

                                   ARTICLE IV

                         ASSUMPTION OF LIABILITIES AND
                              RETAINED LIABILITIES

     4.01 Assumed Liabilities. As of the close of business on the Closing Date, Buyer shall assume and Buyer shall jointly and severally discharge and satisfy when due or make adequate provision for and Philip and Buyer shall jointly and severally indemnify and save Seller harmless from the following liabilities and obligations of Seller relating to or arising out of or in connection with the Business (the "Assumed Liabilities"):

          (a) those liabilities reflected on the Closing Balance Sheet (as defined in Section 5.02 of this Agreement) other than (i) liabilities for long-term debt, and (ii) intercompany


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     liabilities (except for intercompany liabilities for reimbursement of business expenses incurred in the ordinary course of business at cost);

          (b) accrued and unpaid vacation and wages as reflected on the Closing Balance Sheet;

          (c) subject to the provisions of Section 9.11 hereof, liabilities and obligations arising in respect of employment by the Buyer after the Closing Date of employees of the Division, , under those employment plans of Seller, listed in Schedule 4.01(c) to this Agreement, provided that (i) it shall be a condition to Buyer's obligation to assume the Granite City component of the CLP Hourly Union Pension Plan that same shall, at the Closing Date, have a surplus of at least $1.00; and (ii) with respect to these plans described in Section 2 of Schedule 4.01(c), such assumption shall be on a transitional basis only until December 31, 1997.;

          (d) any product liability or warranty claims asserted after the Closing Date on products of the Division shipped by Buyer after the Closing Date.

          (e) liabilities in respect of the Real Property, the leased sites listed in Schedule 4.01(e) (the "Leased Sites") and the operated sites listed in Schedule 4.01(e) (the "Operated Sites") that arise out of or are related in any way to any actual or alleged pollution or threat to the environment that was caused, in whole or in part, on or before the Closing or that arises out of or is related in any way to events, conditions or circumstances with respect to the Assets or the Business operations of Seller or its predecessors on such Real Property, Leased Sites or Operated Sites that occurred or existed, in whole or in part, on or before the Closing Date and subject, always to the obligation of Seller and Connell to indemnify the Buyer pursuant to the provisions of Section 18.01(a)(i),
     (iii) and (iv) of this Agreement;

          (f) liabilities that arise out of or are related in any way to any actual or alleged pollution or threat to the environment alleged to have been caused, in whole or in part, by the handling, transportation, treatment, storage, or disposal of any pollutant, contaminant, chemical, or industrial, toxic, or hazardous or special substance or waste generated or produced in connection with the management, use, control, ownership or operation of the Business or the Assets by Seller and any predecessor, owner or operator at or from the Real Property, Leased Sites and/or Operated Sites but excluding those PRP liabilities described in Schedule 4.01(f), and subject, always to the obligation of Seller and Connell to indemnify the Buyer pursuant to the


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     provisions of Section 18.01(a)(i), (iii) and (iv) of this Agreement;

          (g) Buyer Assumption of Employment Responsibilities and Collective Bargaining. Each employee of Seller who is a member of a collective bargaining unit that is represented by a labor organization currently recognized as such by Seller shall be considered an employee of Buyer effective the close of Business on the Closing Date by Buyer making an unequivocal offer of employment to such employees, at the same rates of pay, in the same job titles and classifications, and under the same terms and conditions of employment, that were applicable to such employees just prior to the Closing Date. Effective the close of Business on the Closing Date and at that time, Buyer shall assume and be responsible for payment of all compensation, for recognition of all accrued seniority and rights based on accrued seniority, and, without limitation, for compliance with all other obligations created by or recognized by the terms of all collective bargaining agreements listed in Schedule 4.01(c) hereto. The intent of the parties is that Buyer's assumption of such agreements shall be complete and unconditional. Buyer and Philip shall hold Seller harmless from any grievance or charge or, without limitation, any other claim based on the terms of any of such agreements, that accrues after the Closing Date. For purposes of this provision, "accrues" and "accrued" refers to the date on which the controlling management, Seller or Buyer as the case may be, took the action which forms the basis of the grievance, charge or complaint.

          (h) all liabilities and obligations of Seller arising after the Closing Date under the agreements described in Section 3.01(viii) of the Agreement including the Material Agreements described in Schedule 6.13 to this Agreement, under the leases of real estate listed in Schedule 6.09 and under the leases of personal property described in Schedule 3.01(vii) hereto.

     4.02 Retained Liabilities and Indemnity. The Buyer will not assume and will not be liable for, and the Seller and Connell will jointly and severally discharge and satisfy when due and indemnify and save harmless the Buyer, Philip and their respective officers, directors, employees, agents and shareholders from and against, all losses, obligations, damages, commitments, expenses, costs and liabilities whatsoever as a result of claims against the Buyer or Philip (whether absolute, accrued or contingent) relating to the operation of the Business and/or ownership of the Assets on or prior to the Closing Date (collectively, the "Retained Liabilities"), except for the Assumed Liabilities described in Section 4.01 above. Without limiting the


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generality of the foregoing, it is agreed that the Buyer and Philip will have no liability for any of the following obligations and liabilities:

          (a) all liabilities in respect of all indebtedness of the Seller or its predecessors to all persons incurred in respect of the Assets or the operations of the Business on or prior to the Closing Date other than the liabilities for indebtedness reflected on the Closing Balance Sheet;

          (b) all product liability or warranty claims and liabilities for product or warranty claims relating to any product or service of the Business shipped or provided by Seller on or prior to the Closing Date;

          (c) all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interest and fines with respect thereto, payable by the Seller to any federal, state, local or other governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by the Seller of any product or service on or prior to the Closing Date and pursuant to any legislation in respect of all remuneration payable to all persons employed in the Business on or prior to the Closing Date;

          (d) all liabilities for salary, bonus, vacation pay and other compensation and all liabilities under employee benefit and incentive plans of the Seller relating to employment of all persons in the Business on or prior to the Closing Date that is not disclosed on the Closing Balance Sheet (or in the footnotes thereto and in employee plans assumed by Buyer pursuant to Section 4.01(c) hereof);

          (e) all severance payments, damages for wrongful dismissal and related costs in respect of the termination by the Seller of the employment of any employee of the Business who does not accept the Buyer's offer of employment and in respect of any employee of the Business who is not offered employment by the Purchaser;

          (f) all liabilities for claims for injury, disability, death or workers' compensation claims arising from or related to employment in the Business on or prior to the Closing Date including without limitation those described in Schedule 6.07 hereto; and

          (g) all liabilities, in respect of (i) any actual or alleged pollution or threat to the environment that was caused in whole or in part on or before the Closing Date that arises out of or is related in any way to events, conditions or circumstances with respect to the Assets or the


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     Business operations of the Seller or its predecessors at all locations including the real property described in Schedule 3.02 hereto at which the Business has been operated or the Assets located other than the Real Property, Leased Sites and/or Operated Sites (the "Excluded Sites") and,
     (ii) any actual or alleged pollution or threat to the environment alleged to have been caused in whole or in part by the handling, transportation, storage or disposal of any pollutant, contaminant, chemical or industrial toxic or hazardous or special substance or waste generated or produced by the Seller at or from the Excluded Sites; and (iii) PRP liabilities for the sites described in Schedule 4.01(f) hereto.

          (h) all liabilities that arise out of or are related in any way to an investigation into the affairs of the Luria Brothers Division of the Seller commenced by the Department of Justice as more particularly described in
     Schedule 6.07;

          (i) all liabilities for third party claims that arise out of or are related to the operation of the Business on or prior to Closing Date, whether or not covered by insurance including without limitation those described in Schedule 6.07.

          (j) any grievance, charge or without limitation, any other claim based on the terms of any of the collective agreements assumed by Buyer pursuant to Section 4.01(g) hereof, to the extent that any such grievance, charge or claim accrued prior to the Closing Date regardless of whether such grievance, charge or claim is presented to Buyer or to Seller. For purposes of this provision, "accrues" and "accrued" refers to the date on which the controlling management, Seller or Buyer as the case may be, took the action which forms the basis of the grievance, charge or complaint.

          (k) any and all claims relating to the lease of a Mi-Jack crane from BancBoston Leasing, Inc., provided that after closing, Buyer agrees to give to the Seller access to the site at which the crane is located at pre-arranged time(s) for the purposes of allowing Seller to dismantle and remove the crane, provided that Seller shall repair and indemnify Buyer from any claim for damage to the site in respect of such dismantling and removal.

          (l) all liability (including any claim for costs and expenses) in respect of a Mechanics Lien claim by Cleveland Trinidad Paving for work completed at the Brook Park, Ohio property. Seller and Connell shall no later than 30 days following description of such claim, provide Buyer with a discharge of such lien against the Brook Park, Ohio property.


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          (m) liabilities for bonuses payable to employees of the Division in an amount not less than as accrued in the books and record of the Division as at the Closing Date.

     4.03 Survival. The covenants of the Seller and Connell and of Buyer and Philip respectively contained in this Article IV shall not merge on closing and shall remain in full force and effect notwithstanding such closing

                                   ARTICLE V

                           PAYMENT OF PURCHASE PRICE

     5.01 Purchase Price. Buyer shall, at the Closing, purchase the Assets and pay to Seller the aggregate sum of One Hundred Fifty-Five Million U.S. Dollars ($155,000,000) (the "Purchase Price") in cash at the Closing by wire transfer in Federal or other immediately available funds to an account or accounts designated by Seller, plus the assumption of the current liabilities of the Division on the Closing Balance Sheet. The Purchase Price shall be subject to adjustment in accordance with the terms of Section 5.02 of this Agreement.

     5.02 Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

          (a) Seller agrees to contribute to the Business in cash the amount of any decrease in the working capital (current assets minus current liabilities) on the Closing Balance Sheet (as defined below) from the amount of $35,786,000.00 of working capital shown on the Initial Balance Sheet (as defined below).

          (b) The Purchase Price shall be increased or decreased, dollar for dollar, to the extent by which the net assets of the Division after reflecting any contribution made by Seller under Section 5.02 (a) of this Agreement ("Parent Investment"), as reflected on an unaudited balance sheet for the Division as of the Closing Date (the "Closing Balance Sheet"), are more or less respectively, than the Parent Investment as reflected on the unaudited balance sheet for the Division as of June 30, 1997, as adjusted, (the "Initial Balance Sheet") attached as Exhibit A to this Agreement (the "Purchase Price Adjustment"). The allowance for doubtful accounts in the Closing Balance Sheet will be $825,000.00.

          (c) As promptly as practical, and in any event not more than forty-five days (45) days after the Closing Date, Seller shall deliver to Buyer the Closing Balance Sheet prepared by its auditors, Cooper & Lybrand LLP, ("C&L") together with a copy of all pertinent C&L's


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     work papers, and Seller shall prepare and submit to Buyer a calculation of the amount of the Purchase Price Adjustment, if any (the "Calculation"), together with C&L's report on the Calculation and its consistency with the terms of this Agreement. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis with the Initial Balance Sheet and the provisions of this Agreement. The Closing Balance Sheet and the Calculation shall be conclusive and binding on the parties unless Buyer shall deliver to Seller notice in writing of an objection to any item within twenty (20) days following Buyer's receipt of the Closing Balance Sheet. In the event of such a dispute, Buyer, Seller and their accountants shall negotiate among themselves for a period of fifteen (15) days thereafter in an attempt to resolve such dispute. If no resolution is reached within such period, Buyer and Seller shall submit such disputed terms to a mutually acceptable, nationally recognized independent accounting firm, or if Seller and Buyer are unable to agree on a national accounting firm within such fifteen (15) day period by a national accounting firm selected by the New York Society of Certified Public Accountants. The decision of such accounting firm will be conclusive and binding on the parties. Buyer and Seller will each pay one-half of the fees and expenses charged by the third accounting firm to which any disagreement is referred. Upon the later of (i) thirty (30) days following Buyer's receipt of the Closing Balance Sheet and the Calculation, without any objection by Buyer or (ii) five (5) business days following resolution of any dispute or receipt of the final decision of the independent accounting firm, Buyer or Seller, as the case may be, shall make payment or payment to the other party in the amount of the Purchase Price Adjustment.

     5.03 Allocation of Purchase Price. Buyer and Seller agree that the sum of the Purchase Price (as adjusted pursuant to Section 5.02 to this Agreement) and the Assumed Liabilities shall be allocated based on the fair market value of the Assets and the Non-Competition Agreement as hereinafter determined. Such fair market value for purposes of such allocation only shall be determined as follows:

          (a) with the exception of Inventory and goodwill, the fair market value of each of the Assets shall be the net book value, if any, of such asset as stated on the Closing Balance Sheet.

          (b) the fair market value of the Inventory shall be the net realizable value of


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     the Inventory as determined by Seller, and

          (c) the fair market value of goodwill shall be the excess of the sum of the Purchase Price (as adjusted) and the Assumed Liabilities over the sum of the fair market values of the Assets other than goodwill. Buyer and Seller agree to be bound by such allocation, to file all Federal, state and local tax returns based on such allocation, and to prepare all relevant financial statements and reports on the basis of such allocation. The fair market value of the Non-Competition Agreement described in Section 10.09 of this Agreement shall be$1.00.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF SELLER AND CONNELL

     To induce Buyer to enter into this Agreement and to consummate the transactions of purchase and sale herein contemplated, Seller and Connell jointly and severally represent and warrant to Buyer as follows and hereby acknowledge and confirm that Buyer is relying on such representations and warranties in connection with the purchase by it of the Assets and assumption by it of the Assumed Liabilities:

     6.01 Organization, Qualification and Status. Seller is a limited partnership duly registered, organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full partnership power and authority to own, lease and use its properties and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business and in good standing as a foreign limited partnership in each jurisdiction in which Seller is doing business.

     6.02 Authorization; Valid and Binding Obligation. Seller has full partnership power and authority to execute and deliver this Agreement and to perform its obligations and to consummate this transaction. Connell has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of the Seller and Connell and constitutes the valid and legally binding obligation of Seller and Connell respectively enforceable against Seller and Connell respectively in accordance with its terms.

     6.03 No Violation. Neither the execution and delivery of this Agreement nor the consummation of this transaction, nor compliance with the terms of this Agreement, will (i)


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conflict with or result in a breach of any of the terms, conditions or provisions of the Limited Partnership Agreement or Certificate of Limited Partnership of Seller, or (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement, loan, note, or other obligation which is material to the financial condition of Seller.

     6.04 Financial Statements. Exhibit B to this Agreement contains a true and correct and complete copy of the unaudited financial statements of the Division for the 6 month period ended June 30, 1997 and the audited financial statements of the Division for the year ended December 31, 1996. Each of the foregoing financial statements has been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and present fairly in all material respects the financial position and results of operations and cash flows of the Division, as the case may be, at the dates and for the periods specified.

     6.05 Absence of Undisclosed and Contingent Liabilities. Except as set forth on Schedule 6.05 to this Agreement, the Division to the best of Seller's and Connell's knowledge, has no liabilities of any nature (whether secured or unsecured, accrued, absolute or contingent, unliquidated or otherwise and whether known or unknown or due or to become due) as of the date of this Agreement other than (i) liabilities disclosed in this Agreement or reserved against in the Closing Balance Sheet, and (ii) liabilities arising in the ordinary course of business, after the date of the Initial Balance Sheet provided same are not material or adverse to the Business individually or in the aggregate.

     6.06 Tax Matters. Except as set forth on Schedule 6.06to this Agreement, Seller has duly filed all tax returns and reports required to be filed by Seller and has duly paid all taxes and other charges due or claimed to be due from Seller by federal, state, local or foreign taxing authorities in respect of Seller's properties, income, franchises, licenses, sales or payrolls relating to the Assets or the Business (collectively referred to as "Taxes"). There are no liens for Taxes upon any of the Assets except liens for current Taxes not yet due.

     6.07 Litigation Except as set forth on Schedule 6.07 to this Agreement, there are no actions, proceedings, or arbitration proceedings, or claims, demands or investigations, pending or to the best of Seller's or Connell's knowledge, threatened against or involving the Division or the Assets. Seller is not subject to any ruling, judgment, order or decree entered in any litigation or proceeding with any governmental agency or third party which may have a material adverse


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effect on the Assets or the operation of the Business.

     6.08 Owned Real Estate. Schedule 6.08 to this Agreement sets forth a complete list of all parcels of real estate owned by Seller and used in connection with the Business other than the excluded real property described in
Schedule 3.02 (the "Real Property"). Except as set forth in the title insurance policies of Seller updated to September 10, 1997 for Brook Park Ohio property and to September 29, 1997 for the Beaver Falls, Pennsylvania property,[ Seller has good and marketable title to all of the Real Property and owns the Real Property free and clear of any claim, lease, charge, mortgage, security interest, or other lien or encumbrance of any kind whatsoever. Copies of all updated title insurance policies relating to the Real Property have been delivered to Buyer.

     6.09 Leased Real Property. Schedule 6.09 to this Agreement sets forth a complete list of leases of real estate used in connection with the Business. All leases are valid and binding and in full force and effect and in good standing. Neither the Seller nor Connell has received notice (written or oral) of default, cancellation or termination thereof nor to the best of Seller and Connell's knowledge is such notice threatened nor pending.

     6.10 Owned and Leased Tangible Personal Property. Except for the leases described in Schedule 3.01(vii) and except as set forth in Schedule 6.10 to this Agreement, Seller is the sole unconditional owner, and has, and will have on the Closing Date, all right, title and interest in, and good and marketable title to, all of the machinery, software programs, equipment, vehicles, furniture, fixtures, and other tangible personal property owned or leased by Seller, and used in connection with the Business (collectively "Tangible Personal Property") free and clear of any claim, lease, mortgage, security interest, or other lien or encumbrance of any kind whatsoever. To the best of Seller's knowledge, each lease and license relating to any of the Tangible Personal Property is valid and binding and in full force and effect and in good standing.

     6.11 Condition of Buildings and Tangible Personal Property Buyer has inspected all of the buildings and items of Tangible Personal Property owned, leased or used by Seller in connection with the Business and is thoroughly acquainted with the condition of the buildings and items of Tangible Personal Property. The Buyer accepts the buildings, improvements and Tangible Personal Property on an "as is", "where is" basis.

     6.12 Accounts Receivable.  INTENTIONALLY DELETED.


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     6.13 Material Agreements.  Except as set forth on Schedule 6.13 to this
Agreement, all material agreements of any nature to which Seller is a party and which relate to the Business have been duly and validly executed by all parties, and are in full force and effect as of the date of this Agreement and in good standing and Seller is in compliance with all material obligations thereunder. Neither Seller nor Connell has received notice (written or oral) of default, cancellation or termination of any such material agreements nor to the best of Seller and Connell's knowledge is such notice threatened or pending. Set forth on Schedule 6.13 to this Agreement is a list of the material agreements relating to the Business to which Seller is a party or by which Seller or the Assets are bound (the "Material Agreements").

     6.14 Inventory. All of the Inventory are reflected on the date of the Initial Balance Sheet at cost or market, whichever is lower; and as of the date hereof are, and on the Closing Date will be, free and clear of any claim, security interest, or other lien or encumbrance of any kind whatsoever. A list of the locations on which the Inventory is located is set forth on Schedule 6.14.

     6.15 Labor and Employment Matters.

          (a) Schedule 6.15 attached hereto sets forth:

               (i) the names, current annual salaries, job positions, length of employment and date and amounts of the most recent increases in salaries of all persons who are employed by the Seller on a full-time or part-time basis in connection with the Business and including all independent commission agents;

               (ii) particulars of any contracts, commitments, arrangements or understandings, written or oral, constituting Material Agreements with any such employees or agents;

               (iii) particulars of any Material Agreements with any labour union or employee associations; and

               (iv) particulars of all employee insurance, hospital or medical expense program, pension, retirement, profit sharing, stock options or other employee benefit plans, programs or arrangements or any executive or key personnel incentives or other special compensation arrangements to which the Seller is a party or is bound in respect of the employees or agents contemplated in (i) above.

          (b) save as disclosed in Schedule 6.15, the Seller does not have any agreements with any labour union or employee association nor has it made commitments to or conducted negotiations with any union or employee association with respect to any future agreements, and the Seller is not aware of any current attempts to organize or establish any labour union or employee association for the employees of Seller;

          (c) as of the date hereof, the Seller is not and as at the Closing Date. Seller will not be engaged in any material dispute with any of the employees identified in Schedule 6.15 annexed hereto and to the best of Seller's and Connell's knowledge, there is not now pending or threatened any labour dispute or work stoppage which affects or may affect the Business or may interfere with its continued operations and there are no outstanding breaches of any collective agreement or outstanding or potential grievances.

          (d) the terms and conditions of employment of all such employees of the Business conform with the minimum employment and labour standards requirements laid down by the State in which such employee is employed, as applicable;

          (e) all salaries, workers compensation assessments and surcharges, unemployment insurance assessments, pension remittances, remittances under the Business' profit sharing plan and its 401(k) wage deferral plan, employer health tax remittances, sick day credits, vacation pay including the monetary value of lieu days and associated payroll costs thereof, and similar charges or amounts with respect to all of the employees owing by the Seller to those of its employees identified in Schedule 6.15 annexed hereto will have been paid up to the Closing Date or provided for in the Closing Balance Sheet;

          (f) the Seller has fulfilled all of its obligations under the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code ("Code") with respect to each employee pension benefit plan which is covered by either the Title IV of ERISA or the minimum funding standards under Section 412 of the Code and either (A) is maintained, or contributed to, by the Seller for employees of the Business, or (B) has at any time within the preceding five (5) years been maintained, or contributed to, by the Seller for employees of the Business; and is in compliance with, in all material respects, the presently applicable provisions of ERISA and the Code with respect to each such plan. Further, the Seller has not sought a waiver of the minimum funding standard under

     Section 412 of the Code in respect of any such plan, has not failed to make any contribution or payment to any such plan or multi-employer plan (as defined under ERISA), or made any amendment to any such plan which has resulted or is expected to result in the imposition of a lien on the Purchased Assets under ERISA or the Code, and does not have and will not have as a result of the transactions contemplated herein, any withdrawal liability related to any multi-employer plan (as defined under ERISA), other than such withdrawal liabilities outlined in Schedule 6.15 attached hereto.

     6.16 Insurance. Schedule 6.16 to this Agreement lists all policies of insurance relating to the Business to which Seller now is a party. All of the Assets are insured and will be up to the time of Closing against loss or damage by all insurable risks customarily insured against by persons owning and operating assets or carrying on a business similar to the Assets and the Business.

     6.17 Compliance with Laws To the best of Seller's and Connell's knowledge, Seller has complied in all respects with all applicable laws, orders, rules and regulations of federal, state, local and foreign governments and governmental agencies applicable to the Business and the Assets.

     6.18 Licenses and Permits. To the best of Seller's and Connell's knowledge, Seller has secured all licenses, permits and other authorizations from federal, state, local and other governmental or administrative authorities applicable to or necessary for the conduct of the Business (the "Permits").

     6.19 Environmental Matters.

          (a) Compliance. To best of Seller's and Connell's knowledge, Seller has conducted and is conducting the Business in compliance with all applicable environmental laws. There are no outstanding complaints, orders, citations, notices or orders of violation or noncompliance issued to the Seller under any applicable environmental laws, nor does Seller or Connell know of or have reasonable grounds to know of any facts which could give rise to a notice of non-compliance with any applicable environmental laws. A full and complete listing of any and all violations or alleged violations of any applicable environmental laws which have occurred within a period of two (2) years prior to Closing is set out in Schedule 6.19(a).

          (b) Notices. No notice requiring remediation, clean up or disposal has been received or to the best of Seller and Connell's knowledge is threatened or pending under any agreements entered into by the Seller or any predecessor in respect of the Operated Sites or the Leased Sites.

          (c) Licenses. To the best of Seller's and Connell's knowledge, the Seller possesses all licenses required for the operation of the Business as presently conducted by it. To the best of Seller's and Connell's knowledge, all such licenses are valid and in full force and effect without conditions other than such conditions which are generally applicable to such licenses. A full and complete listing of any and all violations thereof which have occurred or been noted within a period of two (2) years prior to Closing is set out in Schedule 6.19(c). No proceeding is pending or to the best of Seller's and Connell's knowledge threatened to revoke or limit any of such licenses. The licenses were not obtained by a misrepresentation or false statement and all relevant facts were disclosed in obtaining the licenses.

          (d) Hazardous Substances. To the best of Seller's and Connell's knowledge, neither the Seller nor its predecessors have engaged in the generation, manufacture, refinement, treatment, transportation, storage, handling, incineration, disposal, transfer, production or processing of hazardous substances or waste in the operation of the Business at or from the Real Property, the Leased Sites and/or the Operated Sites, except in compliance with all applicable environmental laws. Except as described in
     Schedule 4.01(f) there are no locations to which Seller has ever transported, or ever caused to be transported, or allowed or authorized any third party to transport on behalf of the Seller, any hazardous wastes or substances generated by the Business for storage, treatment, processing, recycling, burning or disposal (i) which have been designated for remedial action pursuant to any environmental laws and with respect to which Seller has been notified that it has PRP liability except for the PRP liabilities for the sites described in Section 4.01(f) hereto which liabilities are retained by the Seller or (ii) which to the best of Seller or Connell's knowledge have been designated for remedial action and in respect of which notice to Seller is pending or threatened. Based on Seller's review of its business records (including records of its predecessors, where available to it), Schedule 6.19(d) contains a complete list of all sites used by Seller or its predecessor for storage treatment, processing, recycling, burning or disposal of any pollutants, contaminant, chemical or industrial, toxic or hazardous or special substance or waste generated or produced in connection with the management, use, control, ownership or operation of the Assets at or from the Real Property, Leased Sites and/or Operated Sites.

          (e) No release of hazardous substances or contaminants. To the best of Seller's and Connell's knowledge, neither Seller nor its predecessors have caused or permitted the release of any hazardous waste or substance on any property owned, leased or used by it or of any release (with respect to which the Seller would be held liable) from a facility owned or operated by third parties except in compliance with all applicable environmental laws. To the best of Seller's and Connell's knowledge, all wastes and other materials and substances disposed of, treated, processed or stored on the Real Property, the Leased Sites or the Operated Sites, whether hazardous waste or substances or non-hazardous substances, have been disposed of, treated, processed and stored in compliance with all applicable environmental laws.

          (f) Hazardous Substance Spills. There are no underground storage tanks containing hazardous substances situated on the Leased Sites, Operated Sites or the Real Property in relation to the Business. To the best of Seller's and Connell's knowledge, no hazardous substance from any underground storage tank has been spilled, leaked, discharged or deposited on or in such properties in an amount which would constitute a reportable spill, leak, discharge or deposit under any applicable environmental laws, and there have been no violations or alleged violations of any environmental laws related to underground storage tanks owned or operated by the Seller or its predecessor in respect of the Business.

          (g) Documents and Records. The Seller has maintained all environmental records and reports substantially in the manner and for the time periods required by applicable environmental laws.

     6.20 Intellectual Property

          (a) Except as set forth on Schedule 6.20 to this Agreement, Seller (i) is the owner of the entire right, title and interest in and to the Intellectual Property, free and clear of any claims, liens or other rights of third parties, (ii) has no knowledge of any patent or pending patent application containing claims which, if issued, would be infringed by Buyer in the processing, sale, use, leasing or servicing with respect to the Business, (ii) has not received any notice of infringement, misuse or misappropriation of the Intellectual Property or request to take a license or change its tradename or trademarks, (iv) has not entered into any agreement or made commitments or incurred any liability or obligation affecting in any way Seller's right to sell the Intellectual Property to Buyer.

          (b) There is no litigation, proceeding, investigation or claim pending and to the best of Seller's knowledge, threatened upon which Seller received notice relating to the Intellectual Property.

     6.21 Consents and Approvals. Except with respect to the filing with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act (the "HSR Act") and the consents described in Schedule 8, there are no authorizations, consents, approvals or notices required to be obtained or given by Seller or waiting periods required to expire, in order that this Agreement and this transaction may be consummated by Seller, in particular without limiting the generality of the foregoing, the transfer of the Assets by Seller to Buyer.

                                  ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF BUYER/PHILIP

     Buyer represents and warrants to Seller as follows:

     7.01 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to carry on its business as presently conducted.

     7.02 Authorization; Valid and Binding Obligation. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     7.03 Litigation. There are no actions, proceedings, suits or investigations pending or, to the best of Buyer's knowledge, threatened against Buyer which, if resolved unfavorably, would prohibit the consummation of this transaction.

     7.04 Availability of Funds. Buyer and/or Philip has available funds adequate to pay the cash consideration set forth in Section 5.01 of this Agreement.

     Philip represents and warrants to Seller as follows:

     7.05 Organization and Qualification. Philip is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has the corporate power and authority to carry on its business as presently conducted.

     7.06 Authorization; Valid and Binding Obligation. Philip has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Philip and constitutes the legal, valid and binding obligation of Philip, enforceable against Philip in accordance with its terms.

     7.07 Litigation. There are no actions, proceedings, suits or investigations pending or, to the best of Philip's knowledge, threatened against Philip which, if resolved unfavorably, would prohibit the consummation of this transaction.

     7.08 Availability of Funds. Buyer and/or Philip has available funds adequate to pay the cash consideration set forth in Section 5.01 of this Agreement.

                                  ARTICLE VIII

                       CONSENTS AND GOVERNMENTAL FILINGS

     8.01 Seller shall promptly proceed to secure any required consents, including consents from customers, lessors and contractors as set forth on
Schedule 8 attached to this Agreement in order to complete the transactions contemplated herein, or approvals or the expiration of any time periods required for the consummation of this transaction under the HSR Act and shall promptly prepare and file with the appropriate governmental agencies and offices any documents or other information required in connection therewith. Without limiting the foregoing, Seller shall promptly give such notices required pursuant to the federal Worker Adjustment and Retraining Notification Act (WARN), or shall join with Buyer in giving such notices, as Buyer may reasonably request.

                                   ARTICLE IX

                     COVENANTS OF SELLER, BUYER AND PHILIP

     9.01. Covenant of Seller. From and after the date of this Agreement to and including the Closing Date, Seller covenants and agrees to comply with the provisions of this Article IX, except as compliance may be waived in writing in a particular instance by Buyer.

     9.02. Satisfaction of Conditions. Seller shall use its reasonable efforts to satisfy the conditions precedent to the obligations of Buyer specified in
Article X of this Agreement.

     9.03 Preservation of Business. Seller shall (a) conduct the Business consistent with past business practices and use reasonable efforts to preserve the Division's current business organization, (b) use its reasonable efforts to keep available the services of the Division's present employees, consultants and agents, and (c) use its reasonable efforts to maintain the Division's present business relationships with suppliers, customers, brokers, sales representatives and such other persons or firms having business relationships with the Division.

     9.04 Compliance with Laws. Seller shall comply with the provisions of all laws, regulations, rules and orders applicable to the Business or Assets.

     9.05 Books and Records. Seller shall cause the Division to maintain its books, records and accounts in its customary and usual manner.

     9.06 Insurance. Seller shall maintain in full force and effect all policies of insurance in effect on the date of this Agreement relating to the Business.

     9.07 Maintenance of Properties. Seller shall maintain all of the Division's properties in the existing condition, except for ordinary wear and tear.

     9.08 Tax Returns. Seller shall prepare and timely and properly file all federal, state, local, foreign and other tax returns required to be filed and shall make all remittances required to be made.

     9.09 Consents. Nothing in this Agreement shall be deemed to constitute or require an assignment or an attempt to assign any of the Assets if the attempted assignment without the consent of a third party would adversely affect in any way the rights of either Seller or Buyer. If any such consent shall not have been obtained at or prior to the Closing, or the attempted transfer or assignment of any of the Assets would have an adverse effect on Buyer or Seller, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the rights and benefits of such Assets, including, enforcing for the benefit of Buyer any or all rights of Seller under any Material Agreements against any other party arising out of the breach or cancellation by such other party, while permitting Buyer the possession and use of such Assets for Buyer's account as if such Assets had been so transferred, assigned and delivered, or otherwise. Pending the obtaining of such consents, approvals or novations, Buyer will continue performance of any remaining unfulfilled obligations of Seller under any of the Material Agreements in the same manner as though the same were subcontracted to Buyer on the same terms and conditions as contained in the Material Agreements. In the event Seller is unable to obtain such consent or subcontract to Buyer any Material Agreement within thirty (30) days of the Closing Date, other than the Kaw River and Galamet contracts, the corresponding Material Agreement shall be excluded from the Assets purchased hereunder and there shall be a corresponding decrease in the Purchase Price representing the fair value of such excluded Material Agreement, as agreed upon by the Buyer and Seller of this Agreement or fixed pursuant to the procedures set out in Section 5.02 of this Agreement.

     9.10 Tolling Agreement. Within thirty (30) days following the Closing Date, Seller and Buyer will enter into a Tolling Agreement in respect of Modena, Pennsylvania property of the Seller whereby the Seller agrees that to the extent Seller elects to process ferrous scrap at such property it will do so exclusively for Buyer or an affiliate of Buyer to a maximum of five hundred
(500) tons per month. The Tolling Agreement shall contain a covenant on the part of Buyer, in the event of a sale of the Modena property within four (4) years of the date hereof to convey all of the equipment and inventory on the property and used by Seller in connection with the processing of ferrous scrap to Buyer for an aggregate purchase price of $1.00. This covenant shall survive the closing and remain in full force and effect.

     9.11. Covenants of Philip. As an inducement to Seller to enter into this Agreement with Buyer, Philip hereby guarantees performances by Buyer of all of its obligations pursuant to this Agreement and agrees that Seller shall not be obliged to make any demand against Buyer before proceeding against Philip under this Agreement.

     9.12 Multi-Employer Pension and Other Employee Benefit Plan Liabilities.

          (a) Buyer and Seller agree that the sale of the business of the Division shall be completed in a manner that satisfies the requirements of
     Section 4204 of ERISA. This Section 9.11 shall be interpreted in a manner that is consistent with Buyer's and Seller's agreement. Any terms that are used in this Section 9.11 that are not defined in this Agreement shall have the same meaning as under ERISA.

          (b) Buyer, and every trade or business which, with Buyer would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, agrees that (i) it shall have an obligation to contribute to, and shall contribute to the multi-employer pension plans listed on
     Schedule 4.01(c) (the "Multi-employer Plans") with respect to the business of the Division for substantially the same number of contribution base units for which Seller had an obligation to contribute to the Multi-employer Plans as of the Closing Date; (ii) it shall provide to the Multi-employer Plans for a period of five (5) plan years following the Closing Date, a bond (issued by a corporate surety company that is an acceptable surety under Section 412 of ERISA) or an amount held in escrow (by a bank or similar financial institution satisfactory to the Multi-employer Plans) or in an amount equal to the greater of (A) the average annual contribution to the Multi-employer Plans required of Seller for the three (3) plan years preceding the plan year that includes the Closing Date or (B) the annual contribution to the Multi-employer Plans required of Seller for the plan year preceding the plan year that includes the Closing Date, which bond or escrow shall be paid to the Multi-employer Plans if Buyer withdraws from the Multi-employer Plans in a complete withdrawal or a partial withdrawal or fails to make a contribution to the Multi-employer Plans when due, at any time during the first five (5) years beginning after the Closing Date; and (iii) it shall be primarily liable for any withdrawal liability if Buyer withdraws (in a complete withdrawal or a partial withdrawal) from the Multi-employer Plans; provided, however that such bonding requirement shall be waived pursuant to applicable PBGC regulations if agreed to by the respective sponsor of such Multi-employer Plan. Seller and every trade or business which, with Seller, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, will be secondarily liable to the Multi-employer Plans for any liability that it would have had to the Multi-employer Plans with respect to the Division but for the application of Section 4204 of ERISA if Buyer, within five (5) years after Closing Date, withdraws from the Multi-employer Plans (in a complete withdrawal or a partial withdrawal) and fails to pay its liability to the Multi-employer Plans.

          (c) Granite City Plan. Buyer will adopt and assume at and as of the Closing Date the Connell Limited Partnership Luria Brothers Division Hourly Union Pension Plan (Granite City) component of the CLP Hourly Union Pension Plan (the "Granite City Plan") and each trust, insurance contract, annuity contract, or other funding arrangement that the Seller has established with respect thereto. Buyer will ensure that the Granite City Plan treats employment with the Seller and any of its affiliated or predecessor entities on or prior to the Closing Date the same as employment with the Buyer and any of its affiliated entities after the Closing Date for purposes of eligibility, vesting, and benefit accrual. As soon as practicable after the Closing Date, Seller shall cause a transfer from the CLP Hourly Union Pension Plan to Buyer's new pension plan, with respect to employees covered by the Granite City Plan in the amount determined as the current liability as defined in Section 412(1)(7) of the Code (calculated as of the Closing Date with appropriate interest adjustment to the date of transfer) using the 1983 Group Annuity Mortality Table converted to a unisex basis by assuming 50% males, and the interest rate that is the annual rate of interest on 30-year Treasury Securities as of the second month preceding the month in which the assets are to be transferred, provided that the amount transferred shall in no event be less than the amount required to be transferred pursuant to Section 414(1) of the Code, and Section 4044 of ERISA as of the Closing Date for the pension benefits of such employees. The amount to be transferred shall be determined by Seller's actuaries, and will be subject to the review and approval of Buyer and its actuaries.

          (d) Other Benefit Plans. The Buyer will adopt and assume from the close of business on the Closing Date each of the employee benefit plans listed in Section 4.01(c) that the Seller maintains (the "Employee Benefit Plans") and each trust, insurance contract, annuity contract, or other funding arrangement that the Seller has established with respect the assumed Employee Benefit Plans. In respect of the items listed in Section
     2 of Schedule 4.01(c) the Seller acknowledges that such assumption shall be on a transitional basis only until December 31, 1997. The Buyer will ensure that the Employee Benefit Plans treat employment with the Seller or any of its predecessor entities prior to the Closing Date the same as employment with the Buyer from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual. The Seller will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans that the Buyer is adopting and assuming.


                                   ARTICLE X

            CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PHILIP

     The obligations of Buyer and Philip under this Agreement shall be subject to the following conditions, any or all of which may be waived in writing by
Buyer:

     10.01 Accuracy of Representations and Warranties. Each of the representations and warranties of Seller and Connell contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date and each of Seller and Connell shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained in this Agreement and required to be performed or complied with by Seller and Connell respectively on or prior to the Closing Date.

     10.02 No Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the financial condition, assets or liabilities of the Division.

     10.03 No Injunction. No action, proceeding or investigation shall have been instituted or threatened to set aside this transaction or to enjoin or prevent the consummation of this transaction.

     10.04 Governmental Authority. The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice notification and report forms with respect to this transaction pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under the HSR Act and rules, including any extension of the waiting period, shall have expired.

     10.05 Deliveries by Seller. Seller shall have delivered to Buyer the following:

          (a) a good standing certificate of Seller and Connell, of recent date, from the Secretary of State of Delaware.

          (b) copies of all partnership actions duly taken by the general partner of Seller and of Connell, authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated and to be delivered under this Agreement, which actions shall be in full force and effect at the time of delivery on the Closing Date; and

          (c) At the Closing, Seller and Buyer shall exchange such transfer documents as shall be reasonably requested by Seller's and Buyer's counsel, including, without limitation, deeds, bills of sale and assignments.

     10.06 Opinion of Counsel. Seller shall have furnished to Buyer, on the Closing Date, an opinion of Seller's and Connell's counsel, Edward J. Joyce, Jr., Vice President and General Counsel and an opinion of Connell's counsel Lynch, Brewer, Hoffman & Sands, LLP.

     10.07 Consents and Proceedings.  Except as otherwise provided in Section
9.09 of this Agreement, Seller shall have obtained all of the consents, authorization, orders or approvals required in order to execute and deliver this Agreement and to perform its obligations hereunder, including the customer, lessor and contractor consents listed on Schedule 8 and all actions, proceedings, instruments and documents deemed necessary or appropriate by Buyer and its counsel to effectuate this Agreement and the consummation of the transactions contemplated by this Agreement shall have been obtained and all other related legal matters shall have been approved by such counsel.

     10.08 Non-Competition Agreement. Seller, Connell and William F. Connell shall have executed and delivered to Buyer a Non-Competition Agreement, substantially in the form of Exhibit C to this Agreement, having a term of four
(4) years.


                                   ARTICLE XI

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller shall be subject to the following conditions, any and all of which may be waived in writing by Seller:

     11.01 Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer and of Philip contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of such date and Buyer and Philip shall have in all respects performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained in this Agreement and required to be performed or complied with by Buyer and Philip respectively on or prior to the Closing Date.

     11.02 Opinion of Counsel. Buyer and Philip shall have furnished to Seller on the Closing Date an opinion of their counsel, Colin Soule, General Counsel.

     11.03 No Injunction. No action, proceeding or investigation shall have been instituted or threatened to set aside this transaction or to enjoin or prevent the consummation of this transaction.

     11.04 Governmental Authority. The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice notification and report forms with respect to the transactions contemplated by this Agreement pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under the HSR Act and rules, including any extension of the waiting period, shall have expired.

     11.05 Deliveries by Buyer. Buyer and Philip shall have delivered to Seller the following:

          (a) good standing certificate of Buyer from the Secretary of the State of Ohio and a certificate of status from the Ministry of Consumer and Commercial Relations (Ontario) for Philip;

          (b) copies of the resolutions duly adopted by the board of directors of Buyer and Philip respectively authorizing the execution, delivery and performance of this Agreement and for Buyer the other agreements, instruments and documents contemplated by this Agreement, which shall be in full force and effect at the time of delivery on the Closing Date.


                                  ARTICLE XII

                                MUTUAL COVENANTS

     12.01 Access to Information. From the date of this Agreement to the Closing Date, Buyer and its officers, directors, agents, lenders, employees and representatives shall have the right at any time during normal business hours (in a manner that does not unreasonably interfere with the business operation of Seller), with reasonable advance notice, to visit and inspect the Division's offices, plants and properties and to examine its books, agreements, accounts and records, and to request and receive from Seller information concerning the business, operations and financial condition of the Division in order for Buyer to satisfactorily complete its due diligence, including without limitation environmental due diligence. Buyer shall furnish Seller with copies of the environmental phase I and, phase II reports upon receipt by Buyer.

     12.02 Use of Information. Should this transaction not be consummated for any reason, all information received from Seller shall be held in strict confidence by Buyer and Philip and

Buyer and Philip shall not use any of such information itself nor disclose any such information to others without the written consent of Seller unless (i) the information in question is, or becomes, public knowledge without fault of Buyer or Philip, (ii) was known to Buyer or Philip at the time obtained from Seller,
(iii) is rightfully obtained from a third party with no restriction on disclosure or (iv) which is required to be disclosed by any law, regulation or governmental or court order, provided, however, that Buyer or Philip will provide Seller with prompt written notice of such required disclosure so that Seller may seek an appropriate protective order.

     12.03 Further Mutual Covenants. Buyer and Seller shall refrain from taking any action which would render any representations or warranties contained in Articles VI or VII of this Agreement inaccurate as of the Closing Date and shall promptly notify the other party upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transactions contemplated by this Agreement.

     12.04 Access to Books After the Closing. Buyer shall maintain intact for a period of at least eight (8) years after the Closing all books, records, and other data provided by Seller and none of these books, records and other data may thereafter be destroyed without the prior written consent of Seller. Seller shall maintain intact for a period of at least eight (8) years after the Closing the general ledger, accounting journals of the Division for the eight (8) years prior to the Closing Date (including bank statements, financial records and original invoices), and none of these books and records shall thereafter be destroyed without the prior written consent of Buyer. Buyer shall be provided full access to these books and records during normal business hours, upon request, to the extent required in connection with the operation of the Business by Buyer after the Closing. Following the Closing, Buyer shall cooperate, and will cause its officers and employees to cooperate, with Seller in the furnishing of information, testimony and another assistance in connection with any action, judicial or administrative proceeding, claim or dispute to which Seller is or becomes a party relating to the Assets or the Division, or in connection with the preparation of financial statements, tax returns or other reports of Seller or the preparation for any audit or other examination of Seller by any taxing or other governmental authority relating to the Business or operations of Seller, prior to the Closing Date Seller shall reimburse Buyer for its reasonable out-of-pocket expenses in providing such cooperation with Seller which expenses shall include without limitation the value of time expended by Buyer's employees at Buyer's cost. Following the Closing, Seller shall cooperate with Buyer, and shall cause its officers and employees to cooperate with Buyer, in the furnishing of information, testimony or other assistance in connection with any action, judicial or administrative proceeding, claim or dispute to which Buyer is or becomes a party relating to the Assets, the Division or the Assumed Liabilities. Buyer shall reimburse Seller for its reasonable out-of-pocket expenses in providing such cooperation with Buyer, which expenses shall include without limitation the value of time expended by Seller's employees, at Seller's cost.

                                  ARTICLE XIII

                               EXPENSES AND TAXES

     13.01 Expenses. Except as set forth in this Article XIII, the Seller shall pay all fees and expenses incurred by Seller in connection with this transaction, including the fees and expenses of Seller's counsel and accountants and Buyer or Philip shall pay all expenses incurred by Buyer in connection with this transaction, including the fees and expenses of its counsel and accountants. The filing fee in connection with the filing of premerger notification and report forms under the HSR Act shall be paid by Buyer or Philip.

     13.02 Taxes. All applicable transfer and documentary taxes that may be levied on the sale of the Assets shall be paid by Seller. All fees or charges that may be imposed on the recording or filing of all transfer documents shall be paid by Buyer or Philip. Real property, personal property taxes, sewer and water rents or charges shall be apportioned between the parties, if any, as of the Closing Date on the basis of the fiscal or calendar year for which assessed and payable. Buyer or Philip will pay to the appropriate taxing authorities all use taxes applicable to this transaction or furnish Seller with an appropriate exemption certificate. To the extent that Seller has any obligation to make any remittance with respect to any sales or transfer taxes resulting from the transfer of the Assets, Buyer or Philip shall remit such amount to Seller at Closing. If any such remittance obligation is not assessed against Seller until after Closing, Buyer or Philip shall pay to Seller such subsequently assessed amount within two (2) business days of notification by Seller to Buyer of the amount of such remittance obligation, together with a copy of such assessment.

                                  ARTICLE XIV

                                  TERMINATION


                             INTENTIONALLY DELETED


                                   ARTICLE XV

                           BROKERAGE INDEMNIFICATION

     Each party represents that there are no claims for brokerage commissions, investment banking or finders' fees in connection with this transaction resulting from any action taken by it. Each party will indemnify the other against any and all losses, liabilities, damages and expenses, including reasonable attorneys' fees, in connection with a claim or action arising out of any arrangement or agreement made or alleged to have been made by or on behalf of such party. Seller shall be responsible for the fees of J.P. Morgan Securities, Inc. and fees payable by the Division, if any, in connection with this transaction. Buyer shall be responsible for the fees of Merrill Lynch incurred in connection with this transaction.


                                  ARTICLE XVI

                                 NEWS RELEASES

     No notices to third parties or any publicity, including press releases, concerning this transaction shall be made unless approved in writing by both Buyer and Seller subject, however, to any disclosure required by law or stock exchange regulation supported by a legal opinion from Buyer's counsel.


                                  ARTICLE XVII

                                    NOTICES

     Any notice, request, demand or other communication given by any party under this Agreement shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or
(ii) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

     Notice to Seller and Connell shall be sufficient if given to:

          Connell Limited Partnership
          One International Place
          Boston, Massachusetts  02110
          Attention: Vice President and General Counsel

     Notice to Buyer and Philip shall be sufficient if given to:

          Philip Services Corp.
          100 King Street West
          P.O. Box 2440, LCD1
          Hamilton, Ontario, Canada L8N 4J6
          Attention:   Executive Vice President
                       and General Counsel


                                 ARTICLE XVIII

                        INDEMNIFICATION AND SURVIVAL OF

                         REPRESENTATIONS AND WARRANTIES

     18.01 Indemnification by Seller and Connell. Seller and Connell shall jointly and severally indemnify Buyer, and its affiliates, directors, officers, shareholders, employees, agents and representatives, against any and all claims, losses, liabilities, damages, expenses (including reasonable attorneys' fees and expenses) which may be asserted against, incurred or required to be paid by Buyer or its affiliates, directors, officers, stockholders, employees, agents, representatives, successors and assigns by reason or on account of (i) any inaccuracy in or breach of any representation or warranty made by Seller and Connell in this Agreement; and (ii) any failure by Seller or Connell to observe or perform their respective covenants and agreements set forth in this Agreement or in any agreement entered into pursuant to this Agreement, and (iii) the Retained Liabilities, and (iv) subject to Section 18.01(b); (a) any actual or alleged pollution or threat to the environment (the "Environmental Liability") that was caused, in whole or in part by the Seller or its predecessors, on or prior to the Closing Date or that arises out of or is related in any way to events, conditions or circumstances with respect to the Assets or the Business operations of Seller or its predecessors on the Real Property, Leased Sites or Operated Sites that occurred or existed, in whole or in part, on or prior to the Closing Date where such Environmental Liability is discovered after the Closing Date; and (b) any actual or alleged pollution or threat to the environment alleged to have been caused, in whole or in part, by the handling, transportation, treatment, storage, or disposal of any pollutant, contaminant, chemical, or industrial, toxic, or hazardous or special substance or waste generated or produced in connection with the management, use, control, ownership or operation of the Assets by Seller and any predecessor owner or operator at the Real Property, Leased Sites and/or Operated Sites (the "PRP Liability") occurring on or prior to the Closing Date where such PRP Liability is discovered after the Closing Date; (b) The obligation of Seller and Connell to provide indemnification under
Section 18.01(iv)(a) shall be subject to the following conditions: (A) Seller and Connell shall be obligated to indemnify for the remediation, clean up and/or disposal of any Environmental Liability or PRP Liability described above only where such remediation, clean up and/or disposal is required in response to a third party claim: or in response to a request by a regulatory agency with authority (either on the agency's own initiative or in response to information Buyer is obligated to report to the agency); or in response to an immediate threat to the environment or human health requiring Buyer to perform voluntary action; and in any of those circumstances, only to the extent the remediation, clean up and/or disposal is required to meet applicable statutory or regulatory standards as at the Closing Date; and (B) the indemnification procedures in
Section 18.05 shall govern any claim for indemnification made by Buyer pursuant to Section 18.01(iv)(a); and (C) subject to Section 18.02(c) this indemnification obligation of Seller and Connell shall constitute Buyer's exclusive remedy under this Agreement and otherwise at law with respect to the environmental matters described in Section 18.01(iv) and any third party environmental claims that are Retained Liabilities under Section 4.02(i).

     18.02 Limitation of Indemnification Liability of Seller and Connell.

          (a) Neither Seller nor Connell shall have any liability with respect to the payment of any indemnification amounts finally determined to be owing under Sections 18.01(i) of this Agreement, until such time as the aggregate amount of all such indemnification amounts exceed, in the aggregate, $100,000.

          (b) The indemnifications of Seller under Sections 18.01(ii) and (iii) of this Agreement shall have no time limitation.

          (c) Any liability of Seller and Connell under the indemnification set forth in Section 18.01 (iv) of this Agreement shall in no event exceed $5,000,000 and such indemnification of Seller and Connell apply only with respect to claims submitted by Buyer to Seller and Connell or notice of claims provided to Seller and Connell during the period expiring four (4) years from the Closing Date and where a claim is submitted or notice given in such four (4) year period the Seller's and Connell's liability hereunder shall continue in full force and affect until settled to Buyer's satisfaction or pursuant to an order of a court having jurisdiction.

     18.03 Indemnification by Buyer and Philip. Buyer and Philip shall jointly and severally indemnify Seller and its affiliates, partners, directors, officers, stockholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, expenses (including reasonable attorneys' fees and expenses) which may be asserted against, incurred or required to be paid by Seller or its affiliates, partners, directors, officers, stockholders, employees, agents, representatives, successors and assigns by reason or on account of (i) any inaccuracy in or breach of any representation or warranty made by Buyer or Philip; or (ii) any failure by Buyer or Philip to observe or perform its respective covenants and agreements in this Agreement or in any agreement entered into pursuant to this Agreement; and (iii) the Assumed Liabilities, subject, always to the indemnification of Seller and Connell set forth in Section 18.01 of this Agreement.

     18.04 Limitation of Indemnification Liability of Buyer/Philip.

          (a) Buyer and Philip shall not have any liability with respect to the payment of any indemnification amounts finally determined to be owing under
     Section 18.03(i) of this Agreement until such time as the aggregate amount of all such indemnification amounts exceed, in the aggregate, $100,000. The indemnifications of Buyer and Philip under Sections 18.03(ii) and(iii) of this Agreement shall have no time limitation.

     18.05 Indemnification Procedures. Any party making a claim for indemnification under this Article XVIII (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") of the claim in writing promptly after discovering the claim or receiving written notice of a claim against the Indemnitor (if by a third party) (and in any case within thirty (30) days of such claim being made), describing the claim and the amount (if known and quantifiable), and the basis thereof. The obligations and liabilities of the Indemnitor with respect to claims resulting from the assertion of liability by any third party shall be subject to the following terms and conditions:

          (a) In the event any action or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained in this Agreement and provided that (i) the aggregate amount of the claim asserted by a third party in such action or proceeding does not exceed the amount for which Indemnitor are obligated to indemnify Indemnitee hereunder and (ii) Indemnitor shall first admit Indemnitee's right to indemnification from Indemnitor for the full amount of such third party claim, then action or proceeding shall be defended (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) by the Indemnitor using counsel acceptable to Indemnitee, acting reasonably, provided that with respect to settlements entered into by the Indemnitor (i) the consent of the Indemnitee shall be required if the settlement provides for any relief against the Indemnitee, and (ii) the Indemnitor shall provide written notice to the Indemnitee of the terms of the settlement before completing same. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action or proceeding. In case of such specific authorization by Indemnitor only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained in this Agreement shall be borne by the Indemnitor. The Indemnitee shall be kept fully informed of such action or proceeding at all stages whether or not it is so represented. The Indemnitee shall make available to the Indemnitor and its attorneys and accountants all books and records of the Indemnitee relating to such proceedings or litigation and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action or proceeding. In any other case the action or proceeding shall be defended by Indemnitee and the above provisions shall apply with appropriate changes.

          (b) In any event where Buyer as Indemnitee claims indemnification from Seller and Connell pursuant to Section 18.01(iv) and provided that (i) the aggregate amount of the costs estimated by Buyer to be incurred be it in connection with such remediation, clean up and/or disposal including investigation thereof, does not exceed $5,000,000.00, and (ii) Seller and Connell shall first admit Buyer's right to indemnification from Seller and Connell for the full amount of such costs of remediation, clean up and/or disposal, Buyer shall cooperate fully with Connell and Seller in carrying out such remediation, clean up and/or disposal to ensure a cost-effective response to the maximum extent practicable.

          (c) Failure by Buyer or Seller to give notice as provided in this
     Section 18.05 shall not limit or lessen liability of Indemnitor, except to the extent that the failure to give notice as herein provided shall result or cause Indemnitor to suffer or incur any loss or damage.

          (d) To the extent the Indemnitee obtains a Tax benefit (other than in respect of amounts on capital account) in respect of payment by Indemnitee of the amount for which indemnity is claimed the amount of money owed by the Indemnitor shall be reduced by the amount of such tax benefit.


                                  ARTICLE XIX

                   SURVIVAL OF REPRESENTATION AND WARRANTIES

     All representations and warranties contained in or made pursuant to this Agreement or in any agreement, certificate, document or statement delivered pursuant to this Agreement shall survive the Closing for a period of three (3) years but for the representations and warranties made by Seller and Connell in
Section 6.19, Environmental Matters which shall survive for a period of four (4) years and the representations and warranties made by Seller and Connell in
Section 6.06, Taxes, which shall survive until the expiration of the applicable statutes of limitation with respect to any pre-closing tax liability pertaining to the time periods ending on or before the Closing Date.


                                   ARTICLE XX

                               FURTHER ASSURANCES

     Each party shall, upon request of any of the other parties, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may reasonably be necessary or appropriate to carry out the provisions and intent of this Agreement.

                                  ARTICLE XXI

                                 MISCELLANEOUS

     21.01 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to any applicable conflicts of laws. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     21.02 Counterparts/Use of Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. The reproduction of signatures by means of a telecopying device shall be treated as though such reproductions are executed originals and each party covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five (5) days following transmittal by facsimile.

     21.03 Entire Agreement. This Agreement and the Schedules and Exhibits attached contain the entire agreement of the parties and supersedes all prior written or oral understandings between the parties with respect to this transaction. No modification, release or waiver of any provision will be valid unless by a written amendment to this Agreement signed by both parties.

     21.04 Best of Knowledge. Any reference herein to "the best of the knowledge" of the Seller or Connell will mean the actual knowledge of such persons and the knowledge which any such person would have had if it had conducted a reasonable inquiry into the relevant subject matter; and of on-site managers for each of the Real Property, Leased Sites and Operated Sites.


                                  ARTICLE XXII

                             SUCCESSORS AND ASSIGNS

     This Agreement, or any rights or obligations under this Agreement, shall not be assigned by either party (voluntarily by acquisition of assets or stock or merger, or otherwise or by operation of law) without the prior written consent of the other party. No assignment by Buyer shall relieve Buyer of its obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.


                                 ARTICLE XXIII

                                  SEVERABILITY

     The provisions of this Agreement shall, to the extent possible, be interpreted in such a manner as to comply with applicable law. If, notwithstanding such interpretation, any of the provisions of this Agreement are held to be invalid or unenforceable by a final determination of a court of competent jurisdiction, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement, except those of which the invalidated or unenforceable provisions comprise a material part of are otherwise clearly inseparable.


                                          CONNELL LIMITED PARTNERSHIP

                                          By:  Its General Partner


                                          ____________________________________



                                          CONNELL INDUSTRIES, INC.


                                          By: ________________________________



                                          PHILIP METALS (OHIO) INC.


                                          By: _______________________________



                                          CONNELL INDUSTRIES, INC.


                                          By: _______________________________



                                          PHILIP SERVICES CORP.


                                          By: _______________________________